AGREEMENT OF SALE - 100% OF GST LIMITED OF ISLE OF MAN

This Agreement is dated November 17th, 1999 and is made between:

GS Telecom Limited of First Floor Southbank House, Black Prince Road, London England, SE1 7SJ (hereinafter referred to as "GST") of the first part and

Meronvine Limited of 31 Corsham Street, London N1 6DR (Hereinafter referred to as "Meronvine") of the second part

Recitals

Whereas GST owns or controls 100% of the share capital of the issued and outstanding common stock (hereinafter referred to as "Capital Stock") of GST Limited of the Isle of Man, with the address of Bourne Concourse, Peel Street, Ramsay, Isle of Man TM8 1LL (hereinafter referred to as "the Company") and is a willing Seller of the above Capital Stock for the total sale and purchase price of (pound)1 and

Whereas Meronvine are willing buyers of the 100% of the Capital Stock of the Company and undertake through its holding of this Stock to assume and take over all assets of the Company and its subsidiaries at June 30, 1998 and to assume, take over, hold harmless and indemnify GST against all liabilities of the Company or its subsidiaries at June 30, 1998.

Now it is agreed that for the consideration set out below, the following terms and conditions bind GST and Meronvine:

1.
A. Meronvine will buy and GST will sell and deliver to Meronvine all of the Capital Stock of the Company, for the sum of (pound)1 and on the terms set out herein. The effective date for the transfer of this Capital Stock is agreed at November 17, 1999.

B Such Capital Stock of the Company shall be delivered to Meronvine so as to fully satisfy them that they have received all the Stock Certificates and documentary entitlements relating to the Company and the Capital Stock together with all the necessary transfer documentation duly executed by GST.

C GST will simultaneously deliver to Meronvine as soon as possible the resignations of all of the Directors and Officers of the Company as requested by Meronvine.

D GST acknowledge the receipt of the sum of (pound) 1 for the purchase price of the Capital Stock.

E GST will procure and hereby undertake to deliver to Meronvine a duly executed receipt for such funds transmitted to GST. Such receipt shall be signed by GST and shall effect a full and effectual discharge of GST's obligations and the transfer of ownership as set out under Clause 1 hereof subject only to and with the benefit of, as the case may be, the remaining provisions of this Agreement.

2        GST warrants:
          (i) that it owns 100% of the outstanding Capital Stock of the Company

          (ii) that it will not create or allow the creation of any new shareholdings or to issue any shares in the Company unless Meronvine have given their prior written consent and

          (iii) that the financial position of the Company at June 30, 1998 are fairly represented in the audited financial statements at June 30, 1998 and

          (iv) that during the period from June 30, 1998 to the date of this agreement, GST has paid the following amounts in respect of liabilities of the Company and its subsidiaries.

         Stein Richards               (pound) 8,259                    $13,640
         BT                           (pound) 3,787                    $ 6,255
         Telco                        (pound)   143                    $   237
         Companies House              (pound)    15                    $    25
         D G Innes                    (pound) 1,200                    $ 1,982
         Creditors of Guardian
         Smart Systems Limited        (pound)15,000                    $24,774
         UPS                          (pound)   105                    $   173
         Connection Couriers          (pound)     4                    $     7
                                        -----------                    -------
                           Totals     (pound)28,513                    $47,093
                                             ======                     ======
Such amount of (pound)28,513 and its equivalent in US$ of $47,093 are to taken into account by Meronvine but shall not be repayable or recoverable by GST from Meronvine and shall be considered as included in the purchase consideration.

         (v) For the sake of clarity all assets and liabilities of the Company are taken over by Meronvine as from July 1, 1998. In other words, from that date, subject to the treatment in the accounts of GST required under USA General Accounting and Auditing Principles and Standards, Meronvine shall consolidate its assets with those of the Company and GST shall not. Meronvine shall incorporate the adjustment for the amounts in (iv) above, GST shall write off or adjust in its books this same amount.

3 The Parties hereto acknowledge that this transaction has now closed with the exchange of all of the Capital Stock of GST Limited of the Isle of Man for the sum of (pound)1 already paid to GS Telecom Limited as referred to in Clause 1d herein.

4 Without affecting the un-condionality of paragraph 3 above, GST will make, upon request from Meronvine, the usual and customary representations, warranties, covenants and other agreements to give assurance to Meronvine regarding the value and completeness of their purchase.

5    Upon request from Meronvine, GST shall provide:

a) Full and unrestricted access to the Company's legal and accounting records and representatives as and when required, including full disclosure by the Company's officers and employees of all information required by Meronvine

b) Review of all of the audited Financial Statements of the Company, as at June 30, 1998. Such review to be carried out at the expense of Meronvine.

c) Approval from all necessary third parties including (if applicable) all contracts to which the Company is a party and which contracts require consent

d)       Approvals from all necessary Boards of Directors and Shareholders

e) All stock certificates and a full epitome of corporate documents including Minutes of all Shareholders and Directors meetings of the Company

6 Except as required by law or by the legal representative of either Meronvine or GST, neither Meronvine nor GST shall disclose or use and will cause its officers, directors, employees, representatives and agents to disclose or use, any part of the contents of this agreement or any information concerning this Agreement. In particular this Agreement shall not be copied or given to any other party other than as aforesaid. A breach of this condition shall give Meronvine or GST the right to cancel this Agreement for cause and to demand the return of any monies paid out and the reimbursement of up to (pound)25,000 in legal and other expenses incurred in performance of due diligence and other responsibilities of Meronvine under this Agreement.

7 Neither Meronvine nor GST shall make any disclosure of the acquisition or sale or subject matter of this Agreement without the express written consent of the other party. Meronvine acknowledge that GST in due course are required to file the requisite notices with the SEC and to make a press release and Meronvine agree to co-operate with GST in the preparation of said notices and release.

8 Meronvine and GST shall each be responsible and pay for their own expenses.

9 If any binding provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise unenforceable, such provision shall be given its nearest meaning or otherwise be constructed as such authority determines, and the remaining provision in this Agreement shall remain in full force and effect.

10 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto: provided however, that either party without the prior written consent of the other party shall not assign this Agreement.

11 All notices, requests or demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or when sent by facsimile (with receipt confirmed), or on the fifth business day after posting thereof by registered or certified airmail with return receipt requested prepaid and addressed as follows (or at such other address as the parties may designate by written notice in the manner aforesaid)

If to GST
GS Telecom Limited
First Floor Southbank House
Black Prince Road
London SE1 7SJ England
Tel: 0171 587 3539
Fax: 0171 793 4141

If to MERONVINE
Meronvine Limited
31 Corsham Street
London N1 6DR

12 This Agreement supercedes all previous agreements verbal or otherwise entered into by both parties.

13 From the date of this Agreement, Meronvine has the right to reconstitute the Board of Directors of GST Limited of the Isle of Man and to appoint such members of the Board of Directors of GST Limited as it wishes.

14 The provisions of this Letter Agreement shall be governed by and construed in accordance with the Laws of the United Kingdom of Great Britain.

If the parties hereto are in agreement with the terms and conditions as set out above, each party should confirm his agreement by signing and dating this Agreement in the place provided below and returning it to GS Telecom Limited and Meronvine at the aforementioned address.

For GS Telecom Limited, the Sellers of the Capital Stock



 ..............................
C P Gervaise-Brazier
Chief Executive Officer
Date: 17 November 1999


For MERONVINE





 .............................
W Ambrose - Director
Date: 17 November 1999